                                                                    Exhibit 10.9

                      MANUFACTURING AND SUPPLY AGREEMENT

          This Manufacturing and Supply Agreement ("Agreement") is entered into by and between Neuro-Biometrix, Inc., a Colorado corporation, with its principal place of business at 7995 E. Prentice Ave., Suite 110, Greenwood Village, Colorado 80111 (hereinafter "Neuro-Biometrix") and Novel Biomedical, Inc., a Minnesota corporation with its principal place of business at 13845 Industrial Park Blvd., Plymouth, Minnesota 55441 (hereinafter "Novel").

                                   RECITALS

          1. Neuro-Biometrix markets and sells medical devices for use in the middle ear. The two human use devices currently being made by Novel are called the RW(mu)Cath(TM) (Novel Part #90077-5XX) and the RWE-Cath(TM) (Novel Part #90078-5XX) (the "Human Products"). The two animal models are called the Animal RW(mu)Cath(TM) (Novel Part #70012-5XX) and the Animal RWE-Cath (Novel Part #70013-5XX) (the "Animal Products"). The Human Products and the Animal Products are collectively called the ("FINISHED PRODUCTS").

          2. Novel is in the business of designing, developing, manufacturing, sterilizing and packaging medical devices.

          3. The parties have entered into a confidentiality agreement dated July 9, 1996. The parties entered into a Consulting Agreement dated September 18, 1996. This Consulting Agreement includes two sections (Confidentiality and Inventions/Assignment) which supplement the July 9, 1996 confidentiality agreement. The parties entered a second confidentiality agreement dated August 12, 1997. These three agreements shall be collectively referred to as the "Confidentiality Agreements." The Confidentiality Agreements are hereby incorporated in this Manufacturing and Supply Agreement.

          4. The parties desire to enter into an agreement under which Novel will manufacture and supply FINISHED PRODUCTS to Neuro-Biometrix, according to Neuro-Biometrix' specifications which is described in Top Level Novel Drawings (90077-5XX, 90078-5XX, 70012-5XX and 70013-5XX) (hereafter referred to as the "top level drawings"). This Manufacturing and Supply Agreement is not intended to alter or amend the Confidentiality Agreements.

          In consideration of the foregoing and of the mutual covenants, promises and conditions set forth below, the parties intending to be bound, agree as follows.

                                   AGREEMENT

                                   ARTICLE 1
                          NEURO-BIOMETRIX OBLIGATIONS

          1.  Placement of Orders:
              -------------------

               A.   Purchase Orders: Neuro-Biometrix purchase of the FINISHED
                    ---------------
PRODUCTS shall be governed by purchase orders issued for a period of six (6) months. The purchase order will cover a total number of FINISHED PRODUCTS. However, other products


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

(i.e. the balloon RW(mu)Cath(TM)/RWE-Cath(TM)) may be substituted for FINISHED PRODUCTS, when agreed to by both parties. Firm releases will be authorized by Neuro-Biometrix against the purchase order as indicated in Section B(i) below. The terms and conditions of this Agreement supersede the terms and conditions contained on the Neuro-Biometrix purchase order form. The First Purchase order will cover [***] FINISHED PRODUCTS.

          B.   Forecasts: Neuro-Biometrix agrees to share with Novel a six (6)
               ---------
month rolling forecast of Neuro-Biometrix' reasonably anticipated cumulative quantity of FINISHED PRODUCTS. Neuro-Biometrix agrees to update the forecast monthly and provide it to Novel by the 1st day of each month. The forecast will contain three levels of order commitment; Firm Releases, Scheduled Releases, and Forecasted Releases:

               (i) Firm Releases: The first sixty (60) days of the forecast are fixed with respect to both quantity and delivery date. "Delivery date" shall be the date that the Finished Products are received by Neuro-Biometrix. The parties will mutually agree upon delivery dates. Novel is authorized to produce these items and Neuro-Biometrix is committed to purchase them as planned. Neuro-Biometrix may reschedule firm delivery dates with Novel's written agreement when necessary.

               (ii) Scheduled Releases: The next sixty (60) days of the forecast are for the procurement of materials. Novel is authorized to purchase materials needed to fill these requirements, subject to minimum order requirements. Upon termination of this Agreement (see Article 3, Section 16), Neuro-Biometrix commits to purchase, at Novel's direct out of pocket cost, [***] all the non-cancelable or non-returnable materials purchased by Novel in reasonable reliance on the Scheduled Releases. No material procurement or capacity scheduling will take place until Neuro-Biometrix has transmitted the 6-month Rolling Forecast to Novel. In the event of a Technology Transfer (See
Article 2, Section 9 below), all materials that Neuro-Biometrix is required to purchase under this paragraph shall be used in the production of FINISHED PRODUCTS that Novel is supplying during the transfer or, if reasonable, transferred to the transferee.

               (iii) Forecasted Releases: The last sixty (60) days of the forecast contain Neuro-Biometrix' current estimate of the demand for the FINISHED PRODUCTS and is offered only for planning purposes. Neuro-Biometrix makes no commitment except that this is its best estimate at the time of the Forecast. Circumstances may develop during the course of business, which would make it prudent for larger range commitments to Novel's suppliers by Novel. Prior to making such a commitment, the parties must agree in writing to the commitment.

     2.   Inventory: Novel agrees to maintain a stock of components and
          ---------
materials of sufficient quantity to cover production of the forecasted needs by Neuro-Biometrix. Novel will not maintain a FINISHED PRODUCTS inventory unless a specific Finished Goods Inventory Agreement is negotiated between the parties.

     3.   Delivery: Novel shall ship the FINISHED PRODUCTS in accordance with
          --------
Neuro-Biometrix' instructions for method of shipment as designated by Neuro-Biometrix in the purchase order. Upon shipment, Novel must inform Neuro-Biometrix of Novel's lot number,

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

quantity of each FINISHED PRODUCT shipped, product destination, carrier, bill to and ship to address, and package weight. Novel will insure, at the invoice price, all shipments. Neuro-Biometrix will pay the costs of such insurance. Novel reserves the right to ship a partial order (must be at least [***] of order). Novel also reserves the right to over-ship by a maximum of [***] of order).

     4.   Right to Inspect: Neuro-Biometrix shall have ten days upon receipt of
          ----------------
a shipment of FINISHED PRODUCTS from Novel to inspect the products. Upon the discovery of a defect, Neuro-Biometrix may return the FINISHED PRODUCTS to Novel. Novel will replace (or repair) the defective FINISHED PRODUCTS free of charge, in the next month's shipment. A "defect" shall be defined as a failure to meet the specifications (including notes on the drawings) set forth in the "top-level" drawings.

     5.   Charges for Development, Engineering, Assembly and related
          ----------------------------------------------------------
expenses: If Neuro-Biometrix requests that Novel work on significantly
--------
modifying a FINISHED PRODUCT, the parties will agree in advance to any charges associated with such development. If no such request is made by Neuro-Biometrix, there will be no engineering, assembly or expense charges.


     6.   Device Charges:  Neuro-Biometrix will pay the following per unit
          --------------
"device charges."  All prices are FOB Novel.

   ----------------------------------------------------------------------------------------
                                                      [***]       [***]        [***]
                                                      UNITS       UNITS        UNITS

   RW(mu)Cath(TM) (Novel Part #90077)                 $ [***]     $ [***]      $ [***]
   ----------------------------------------------------------------------------------------
   RWE-Cath(TM) (Novel Part #90078)                   $ [***]     $ [***]      $ [***]
   ----------------------------------------------------------------------------------------
   Animal RW(mu)Cath(TM) (Novel Part #70012)          $ [***]     $ [***]      $ [***]
   ----------------------------------------------------------------------------------------
   Animal RWE-Cath(TM) (Novel Part #70013)            $ [***]     $ [***]      $ [***]
   ----------------------------------------------------------------------------------------

     If one of the following occur, after this Agreement is signed by both parties, the parties will, in good faith, determine a revised per unit price:

     .    There is a significant design change to a FINISHED PRODUCT

     . There is a significant price increase from one of the suppliers used by Novel for the manufacture of the FINISHED PRODUCTS, and Novel has made reasonable efforts to locate an alternative supplier.

     . Neuro-Biometrix makes a special order request, above and beyond the order supplied in Article 1, Paragraph 1 (Purchase Orders) above.

     . Neuro-Biometrix requests less than [***] FINISHED PRODUCTS for a particular month.

     .    Novel determines that the cost of materials is lower than expected

     . Neuro-Biometrix pays to upgrade the equipment or staff involved in the production which lowers the unit price, per a mutually agreeable plan and budget.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                   ARTICLE 2
                              NOVEL'S OBLIGATIONS

     1.   Manufacture and Supply:  Novel shall manufacture, package, label and
          ----------------------
provide sterilized FINISHED PRODUCTS and shall supply the FINISHED PRODUCTS in accordance with the terms of this agreement. Novel shall utilize controlled procedures and processes for product manufacturing. The processes used for packaging and sterilization shall be validated. Sterilization may be performed only by an FDA registered facility, that has been certified by a Notified Body to be in compliance with EN 46002. Each FINISHED PRODUCT must be identified by lot # to maintain traceability, and stamped with an expiration date.

     2.   Sale Only to Neuro-Biometrix:  Novel agrees not to sell or give or
          ----------------------------
otherwise provide access to FINISHED PRODUCTS to anyone other than Neuro-Biometrix, without the prior written consent of Neuro-Biometrix.

     3.   Legal/Quality Compliance:  The activities performed by Novel under
          ------------------------
this agreement will be performed in substantial compliance with all applicable FDA Regulations, EN46001/ISO 9001, and certain portions of the Medical Device Directive (EC Council Directive 93/42/EEC) (the "MDD") as defined in Article 2,
Section 8 below, and other US federal, state and local laws, rules, regulations, quality standards and guidelines. Any noncompliance will be remedied within 90 days of the time that Novel becomes aware of such noncompliance, by written communication from Neuro-Biometrix, the FDA, a Notified Body or another regulatory agency.

     4.   No Defects in Products Shipped to Neuro-Biometrix:  Novel agrees to
          -------------------------------------------------
manufacture and ship to Neuro-Biometrix sterile, packaged FINISHED PRODUCTS that are free from "defect" in material and workmanship in accordance with the top-level drawings.

     5.   Changes to Performance Characteristics:  Novel agrees to notify Neuro-
          --------------------------------------
Biometrix of any changes (of which Novel is aware) in the performance characteristics (per top level drawings) or regulatory status of a FINISHED PRODUCT, or to any component/material thereof, or to the manufacturing, packaging, labeling, quality control, quality assurance, or sterilization processes, or any other issue that may affect the quality, safety or effectiveness of a FINISHED PRODUCT supplied to Neuro-Biometrix under this agreement.

     6.   Change Control:  A Neuro-Biometrix officer will be required to approve
          --------------
and sign off on any changes to the "top-level drawings" of the configuration of each of NBI's FINISHED PRODUCTS -- including device design, labeling, packaging and sterilization. Neuro-Biometrix' signature is required before Novel can implement the change. This "top-level drawing" must be referred to by Novel in its Bill of Materials and other lower level documents utilized by Novel's employees and subcontractors during manufacturing, packaging, sterilization and labeling. The Notes on the "top-level drawing" are considered to be a material part of the drawing. Therefore, Neuro-Biometrix must approve and sign off on any change to one of these notes, prior to any change in the notes going into effect. Neuro-Biometrix will also own this "top-level drawing." A list of Neuro-Biometrix' officers is included as Exhibit A. If and when this officer list is changed, Novel will be notified.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     7.   Novel's Production Ability:  Novel shall deliver all FINISHED
          --------------------------
PRODUCTS, by the date set forth in the purchase order; provided however, that it shall not be deemed a breach of Novel's delivery obligation hereunder to the extent Novel fails to deliver, in any particular month, any FINISHED PRODUCTS in excess of the lesser of [***] FINISHED PRODUCTS, or 150% of the number of units ordered for delivery in the prior month.

     8.   Novel's Assistance to Neuro-Biometrix for Regulatory
          ----------------------------------------------------
Compliance/Quality Assurance:  All of the documents and records maintained by
----------------------------
Novel related to the FINISHED PRODUCTS shall be maintained and controlled in compliance with Article 2, paragraph 3 above. All documents retained by Novel that are related to the production of the FINISHED PRODUCTS shall be available to Neuro-Biometrix, the FDA, a Notified Body, a Competent Authority or another regulatory body when reasonably requested upon five business days' notice. Novel's obligation to maintain and control these records and documents shall continue for a period of five years from the date of delivery of the applicable FINISHED PRODUCT to Neuro-Biometrix. The costs of maintaining these documents shall be borne by Novel.

     The following list is not exhaustive. It is meant only as an example of some of the documents and records that Novel will maintain and control.

     .    a Device Master Record for each type of FINISHED PRODUCT, per 21 CFR
          (S)820.181 (Quality System Regulation);

     . a Design History File for each type of FINISHED PRODUCT, per QSR 21 CFR (S)820.30(j) (Quality System Regulation);

     . Device History Records for each lot of FINISHED PRODUCTS shipped to Neuro-Biometrix per 21 C.F.R. (S)820.184, (Quality System Regulation)

     . Technical Documentation/Quality System Records required by EN 46001/ISO 9001.

     . "Technical Documentation" required by the Medical Device Directive (EC Council Directive 93/42/EEC), as defined by the items listed in Neuro-Biometrix Standard Operating Procedure Q-l6 (copy attached as Exhibit
          B) labeled "Maintained by Turn-key." Any changes to SOP Q-16, that place additional requirements on Novel will require the approval of both parties.

     9.   Technology Transfer:  Solely, at Neuro-Biometrix' option, Neuro-
          -------------------
Biometrix shall have the right to require Novel to transfer to Neuro-Biometrix or a third party of Neuro-Biometrix' choice, all of the technology (including Novel's proprietary and confidential information) related to the manufacture of the FINISHED PRODUCTS in accordance with Exhibit C. This technology transfer can be initiated by Neuro-Biometrix at any time.

     10.  ISO/EN 46001/46002--MDD Compliance:  Neuro-Biometrix has been audited
          ----------------------------------
and expects to be certified for EN 46002 (ISO 9002) by TUV Product Service. Neuro-Biometrix also expects to be recommended for EC (CE Mark) certification for the RW(mu)Cath and the RWE-Cath by TUV Product Service. Neuro-Biometrix expects to have its ISO 9002 certificate by the end of November 1997. Neuro-Biometrix expects to be able to affix the CE Mark to its Human Products by the end of 1997. Novel will be audited for ISO/EN 9001/46001 compliance in February 1998. If, as a result of something that Novel is in sole control of, the


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Notified Body or Competent Authority determine that Neuro-Biometrix loses its ISO certification or is unable to affix the CE Mark to its products, Novel will remedy the situation at Novel's cost within 60 days. The situation would be "remedied" when Neuro-Biometrix is again able to affix the CE Mark to the RW(mu)Cath and the RWE-Cath, and regains its ISO Certification. If Novel is unable to remedy the situation in 60 days, Neuro-Biometrix can compel Novel to complete a technology transfer, as defined in Article 2, Section 9 (in 90 days or less) at [***] of the costs described in Exhibit C.

     11.  Continuation Of Confidentiality Obligations in the event of a
          -------------------------------------------------------------
Technology Transfer:  In the event of a technology transfer, the parties'
-------------------
confidentiality obligations will continue in accordance with the confidentiality agreements mentioned above. Prior to the transfer of any of Novel's confidential information, the third party will be required to sign a reasonable confidentiality agreement to protect Novel's confidential information. The transferee will then have Novel's permission to use Novel's confidential and proprietary information only in the manufacture of the FINISHED PRODUCTS.

     12.  Neuro-Biometrix' Right To Inspect and Audit Novel:  Neuro-Biometrix or
          -------------------------------------------------
its agent, shall have the right during reasonable business hours to inspect and/or audit Novel's facilities and records in order to verify Novel's compliance with this contract, product specifications and applicable regulatory requirements. The cost of conducting such inspections/audits shall be borne by Neuro-Biometrix.

     13.  QSR Certificates:  Each shipment of FINISHED PRODUCTS from Novel to
          ----------------
Neuro-Biometrix will be accompanied by a Certificate of QSR compliance from Novel and the contract sterilization firm involved in the sterilization of the Neuro-Biometrix shipment. This certificate must identify and clearly mark the lot # and Novel Part # with Rev #, for each lot of FINISHED PRODUCTS. If and when Novel is certified to ISO 9001/EN 46001, Novel will include this in its Certificates.

     14.  Packaging:  Novel will use reasonable efforts when packaging all
          ---------
Neuro-Biometrix FINISHED PRODUCTS to protect the FINISHED PRODUCTS during shipment to Neuro-Biometrix, so that the FINISHED PRODUCTS will be ready for subsequent shipment to Neuro-Biometrix' customers.

     15.  Tooling:  Novel shall continue to procure and/or produce, at Neuro-
          -------
Biometrix' costs, all tools, molds, dies, jigs, fixtures and other similar items (hereafter collectively referred to as "tooling") required to make Neuro-Biometrix' products. Tooling purchases must be authorized by Neuro-Biometrix before the purchase is made. Neuro-Biometrix shall continue to own all tooling purchased by Neuro-Biometrix, including any replacement tooling purchased by Neuro-Biometrix. In the event of a technology transfer, Neuro-Biometrix shall own and Novel shall transfer all tooling and copies of a detailed set of current assembly drawings for all tooling. During the term of this agreement Novel shall maintain the tooling, at Novel's expense. Neuro-Biometrix has the right to inspect all tooling during normal business hours. Upon request by Neuro-Biometrix during this agreement, or upon termination of this agreement, Novel shall surrender all tooling to Neuro-Biometrix. The reasonable costs of removing and transferring tooling shall be borne by Neuro-Biometrix, unless the tooling is being removed/transferred as part


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

of a technology transfer, in which case the costs will be included in the technology transfer fee. Novel will maintain an inventory of Neuro-Biometrix' tooling, and this inventory list will be updated and provided to Neuro-Biometrix on a semi-annual basis, beginning November 15, 1997, upon Neuro-Biometrix' request.

     16.  Process Control:  Novel will utilize controlled procedures and
          ---------------
processes for product manufacturing, packaging and sterilizing. Validated processes will be performed by a qualified person(s) and be documented. All controlled processes utilized will ensure conformance to Neuro-Biometrix' requirements and the requirements set forth in Article 2, Paragraph 3. Specific work instructions will be developed by Novel where the lack of such instructions could adversely affect the quality of the FINISHED PRODUCTS. All Novel records related to process control will be available to Neuro-Biometrix during its audit of Novel or for another legitimate purpose.

     17.  Inspection and Testing:  Inspections and testing will be performed by
          ----------------------
Novel prior to each shipment of FINISHED PRODUCTS to Neuro-Biometrix to assure compliance with quality and legal requirements (See Article 2, Paragraph 3), and product specifications. Novel will only ship FINISHED PRODUCTS that have been inspected and tested (and that passed the inspections and tests) to Neuro-Biometrix. All inspections and testing are performed per Novel's procedures and work instructions and is documented by Novel in the Device History Records to be maintained by Novel. All Novel records related to inspection and testing will be available to Neuro-Biometrix during its audit of Novel or for another legitimate purpose.

     18.  Purchasing Records and Data:  Novel is responsible for purchasing all
          ---------------------------
materials and services related to the production, packaging, labeling and sterilization of Neuro-Biometrix' products. Novel will use its own purchasing procedures for verification methods concerning quality of product components, materials and services. Novel will test components in a statistically valid way to show their acceptability in the FINISHED PRODUCT. Purchasing records and data will be maintained by Novel and this data will always be available to Neuro-Biometrix during an audit or for another legitimate purpose.

     19.  Inspection, Measuring and Test Equipment Used by Novel:  Inspection,
          ------------------------------------------------------
measurement and test equipment will be used and maintained by Novel to assess conformance to Novel's performance requirements. Equipment calibration and maintenance will occur at regularly scheduled intervals according to Novel's specifications and standards. The calibrations will be performed to written specifications based on appropriate standards and records will be maintained per Novel's Procedures. These records will be available to Neuro-Biometrix during an audit of Novel or for any other legitimate purpose.

     20.  Cross-Indemnification:  Neuro-Biometrix will indemnify and hold
          ---------------------
harmless Novel for loss and/or liability arising out of the negligence or intentionally wrongful conduct of Neuro-Biometrix. Novel will indemnify and hold harmless Neuro-Biometrix for loss and/or liability arising out of the negligence or intentionally wrongful conduct of Novel. "Liability" includes all litigation costs, including reasonable attorney's fees and expenses, court costs and any settlement or award entered.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     21.  Insurance:  Novel agrees to maintain at least [***] in product
          ---------
liability insurance coverage. Novel agrees to add Neuro-Biometrix as an additional named insured on Novel's products liability insurance policy effective the day this Agreement is executed. The [***] cap in Article 3,
Section 9 is not for the benefit of Novel's insurer[s], and will not limit the coverage provided to Neuro-Biometrix hereunder. In the event of a claim, Neuro-Biometrix will be eligible for coverage for the full [***]. With respect to Neuro-Biometrix' products liability insurance in the event of a claim against Neuro-Biometrix resulting from Novel's manufacture of a "defective" FINISHED PRODUCT, the parties agree that Novel's products liability insurance will be primary and non-contributory. Novel will provide Neuro-Biometrix with a Certificate of Insurance (and a copy of the policy endorsement adding Neuro-Biometrix as a named insured) demonstrating that Neuro-Biometrix is an additional named insured on Novel's product liability policy, within 30 days of execution of this agreement.

                                    ARTICLE
                           MISCELLANEOUS PROVISIONS

     1.   Term:  This agreement shall be one year beginning November 1, 1997 and
          ----
expiring on October 31, 1998, unless sooner terminated as provided hereafter or by operation of law.

     2.   Renewal:  Neuro-Biometrix reserves the right to extend the terms of
          -------
this agreement at Neuro-Biometrix' option, for successive one year periods. Notice of intent to extend this agreement shall be sent in writing, to Novel, ninety (90) days prior to the anniversary date of this Agreement.

     3.   Integration:  This is the final and entire agreement and understanding
          -----------
between the parties and supersedes all prior agreements and understandings, oral or written (except the Confidentiality Agreements discussed above), as to the subject matter described herein. No modifications made to this agreement will be valid unless such modification is in writing and signed by an authorized representative of the party against whom enforcement is sought.

     4.   Waiver:  No term, covenant, or written condition of this agreement
          ------
shall be deemed waived except by the written agreement of the parties. Forbearance or indulgence by either party in any regard whatsoever shall not constitute a waiver of the term, covenant, or condition to be performed by the other party to which the same may apply, and until complete performance by the other party of such term, covenant or condition, the performing party shall be entitled to invoke any remedy available to it under this agreement or otherwise available to it in law or in equity despite such forbearance or indulgence.

     5.   Savings Clause:  If any provision of this agreement shall be held by a
          --------------
court of competent jurisdiction to be contrary to law, such provision shall be deemed to be null and void, and the remainder of this agreement shall be in full force and effect.

     6.   Assignment/Delegation:  Neither party shall delegate or assign its
          ---------------------
duties under this agreement without the other party's prior written consent, and any purported delegation or


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

assignment without such consent shall be void, except that, Novel may delegate its sterilization responsibilities, but sterilization is still in Novel's "control."

     7.   Independent Contractors:  During the term of this agreement, the
          -----------------------
relationship of each of the parties to the other is that of independent contractor. Nothing herein shall be deemed to authorize or empower either party, its agents or employees to act as agent for the other party or conduct business in the name, or for the account of, the other party or any of the other party's affiliates or otherwise bind the other party in any manner.

     8.   Governing Law:  This agreement shall be governed by the laws of the
          -------------
state of Colorado, irrespective of the location of the parties' signing, and without giving effect to conflict of law rules.

     9.   Warranty and Limitations of Remedies:  Novel guarantees good
          ------------------------------------
workmanship in accordance with generally accepted professional standards for work of this nature. Novel makes no other guarantees or warranties, expressed or implied, including any implied warranty of merchantability or fitness for a particular purpose. In no event will either party be liable for any lost profits or incidental or consequential damages regardless of whether advised of the possibility of such damages, nor any claim against such party by any other party. Novel's maximum liability arising out of its performance under this Agreement, whether in contract or in tort, including negligence, is limited to the lesser of [***] or a refund of total moneys paid to Novel by Neuro-Biometrix, Inc., including moneys paid prior to the execution of this agreement.

     10.  Notices:  Any notice given under this Agreement shall be mailed by
          -------
first class registered or certified airmail, express delivery, postage prepaid, and return receipt requested, or sent by telefax, to the receiving party at the address set forth below, or at such other address as the party may from time to time designate:

                            Novel Biomedical, Inc.
                          13845 Industrial Park Blvd.
                              Plymouth, MN 55441
                       Attention:  Jon Kagan, President
                              612-557-0920 (fax)

                             Neuro-Biometrix, Inc.
                       7995 E. Prentice Ave., Suite 110
                              Englewood, CO 80111
                   Attention:  Dan Arenberg, Vice President
                              303-850-0671 (fax)

Notices shall be considered given on the date mailed or sent, if mailed or sent in accordance with the provisions of the Paragraph above, subject to proof of receipt by telecopy confirmation or return receipt.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     11.  Remedies:  No right or remedy conferred or reserved by the Agreement
          --------
shall be exclusive of any other right or remedy herein or provided by law or in equity. To the extent any provision of this Agreement may be inconsistent with any remedy provided by law, this Agreement shall be controlling.

     12.  Force Majeure:  Neither party shall be liable for failure to perform
          -------------
or for any delay in performing any of its obligations hereunder other than as provided for in hereof, when such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, riot, accident, explosion, strike, or other labor disturbances (regardless of the unreasonableness of the degree of the demand of labor), war, seizure under legal process orders or acts of any government or branch or agency thereof, or acts of God.

     13.  Arbitration:  Any and all disputes reserved for arbitration in this
          -----------
Agreement which cannot be resolved through negotiations between the parties shall be submitted to binding arbitration. If the parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single arbitrator who is a former state or federal judge. Unless the parties agree otherwise, the arbitration shall be conducted by Judicial Arbitration and Mediation Services JAMS) or any similar arbitration provider who can provide a former judge to conduct such arbitration if JAMS is no longer in existence. Venue shall be Colorado. The decision of the arbitrator shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitrator shall be bound by the laws of the state in which the arbitration is held and all rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. Discovery shall be permitted in accordance with the rules and procedures of the forum state unless otherwise agreed to by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time. The arbitrator shall have the power to grant equitable relief including attorney's fees and costs, where applicable under law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect intellectual property rights or to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

     14.  Failure to Perform:  If Novel or Neuro-Biometrix fail to perform any
          ------------------
material obligation hereunder, the other party may, in addition to any other remedy it may have at law or in equity, give notice of its intent to terminate this Agreement for material breach, specifying the act or omission upon which such notice is based. If the specified breach is not cured within sixty (60) days of the date of such notice, the non-breaching party shall be entitled to terminate this Agreement forthwith upon written notice effective on the date of such notice.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     15.  Termination Upon Notice:  Either party may terminate this agreement
          -----------------------
effective any time commencing six months after the effective date of this Agreement by giving the other party at least [***] advance notice in writing. Should Neuro-Biometrix institute a Technology Transfer pursuant to Article 2,
Section 9 of this Agreement, the completion of such technology transfer, including the payment of any cancellation liability, will be treated as a termination of this Agreement.

     16.  Termination/Cancellation Liability:  Neuro-Biometrix will share with
          ----------------------------------
Novel a 6 month rolling forecast as per Article 1, Section 1 of this Agreement. If Neuro-Biometrix terminates this Agreement because of Novel's failure to perform and subsequent failure to cure a material breach, Neuro-Biometrix will not have any cancellation liability. Cancellation of this Agreement by Neuro-Biometrix for any other reason (including a technology transfer pursuant to Article 2, Section 9) shall result in Neuro-Biometrix' liability for all FINISHED PRODUCTS scheduled for delivery ("Firm Releases") per Article 1,
Section 1, and for the cost of all materials required to be purchased under
Article 1, Section 1.B (ii). Novel shall use reasonable efforts to minimize any and all purchase order cancellation charges, bill-backs, and/or re-stocking charges.

     17.  Bankruptcy:  If either party is adjudged bankrupt, or becomes
          ----------
insolvent, or makes an assignment for the benefit of creditors, or if its business is placed in the hands of a trustee, whether by voluntary action or otherwise, the other party may, if permitted under applicable law, terminate this Agreement immediately upon notice effective on the date of such notice.

     18.  Corrective/Preventive Action taken by Novel:  If Corrective/Preventive
          -------------------------------------------
Action is taken by Novel effecting the top-level drawing of a FINISHED PRODUCT, Novel must notify Neuro-Biometrix of the action and keep Neuro-Biometrix up to date on the progress of the implementation of such Corrective/Preventive Action.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     IN WITNESS HEREOF, Neuro-Biometrix, Inc. and Novel Biomedical, Inc. executed this agreement on the respective dates indicated.

NEURO-BIOMETRIX, INC.               NOVEL BIOMEDICAL, INC.



By: /s/ Daniel K. Arenburg            By: /s/ Jonathan Kagar
   ------------------------------        ------------------------------
Printed: Daniel K. Arenburg           Printed: Jonathan Kagar
        -------------------------             -------------------------
Title: Vice President                 Title: President
      ---------------------------           ---------------------------
Date: November 3, 1997                Date: November 24, 1997
     ----------------------------          ----------------------------

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                   Exhibit A
                             NEURO-BIOMETRIX, INC.
                                   OFFICERS
                               October 23, 1997


1.   I. Kaufman Arenberg, MD, President
2.   Daniel Arenberg, Vice President of Operations
3.   Michael Arenberg, Vice President of Marketing
4.   Christine Lemke, Vice President of Research and Development

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                   EXHIBIT B
                             NEURO-BIOMETRIX, INC.



                         Standard Operating Procedure
                                      for
 Maintaining a Technical File for Compliance with the Medical Device Directive

                              Procedure No. Q-16

                       Revision Date:  October 23, 1997


                     Approved:  /s/ Daniel K. Arenburg
                              ------------------------------

Training and Distribution Complete (Effective Date)          10/23/97
                                                   ---------------------------

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                TECHNICAL FILE

A.   PURPOSE

     The purpose of this procedure is to establish the content of a technical file as required by the Medical Device Directive.

B.   SCOPE

     This procedure applies to products distributed by NBI within the European Union.

C.   REFERENCE DOCUMENTS

     Medical Device Directive NBI Quality Manual EN 46002

D.   DEFINITIONS

     Technical File - a compilation of information and data regarding the construction, materials, processing, testing, labeling and packaging of a NBI product distributed in Europe.

E.   RESPONSIBILITY

     The Quality Department is responsible for the maintenance of the technical file.

F.   PROCEDURE

     1. The technical file has an index clearly stating the information contained within.

     2. The technical file shall reside at NBI and be available for review by a Notified Body or a Competent Authority within the European Union within five (5) working days from the date of request.

     3. A copy of the technical file or summaries of the information contained in the technical file may also reside in Europe with the Authorized Representative.

     4. Similar products (i.e., product family extensions) may be in the same technical file.

     5.   The technical file contains the following information:

          .    Index
          .    Administrative information
            .    Product name
            .    Product classification per MDD
            .    Name and address of manufacturer
            .    Name and address of Authorized Representative
            .    EC Declaration of Conformity
            .    Power of Attorney Granted to Authorized Representative
          .    Photographs of the product
          .    Product description
            .    Brief product history
            .    Intended use
            .    Indications and contraindications


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

            .    Description of any accessories
            .    Description of other models in product family
          .    Labeling
            .    Instructions for use
            .    Operator's manual
            .    Service manual
            .    Package labels
            .    Patient information
          .    Specifications and product performance information (Maintained by
               Turn-key)
            .    Materials list
            .    Specifications
          .    Risk analysis
            .    EN1441
            .    FMEA
            .    Complaint history
            .    Clinical experience
          .    Essential requirements per Annex 1 of the MDD
            .    List of standards
            .    Company procedures (Maintained by Turn-key)
            .    Work instructions (Maintained by Turn-key)
            .    Specifications (Maintained by Turn-key)
            .    Quality steps (Maintained by Turn-key)
          .    Biocompatibility
          .    Sterilization
            .    Cycle description
            .    Validation report
          .    Packaging Qualification
            .    Physical package qualification
            .    Shelf life information
          .    Product test data
            .    Bench testing
            .    Biostability
            .    Design qualification testing
            .    Design qualification plan summary
          .    Clinical report
          .    Manufacturing flow diagram (Maintained by Turn-key)
            .    Include all QA steps
            .    Bioburden testing
            .    Pyrogen testing
            .    Traceability
          .    Compatibility with other products intended to be connected with this product.

          .    Declaration as to the content of a substance (drug) per Annex 1 section 7.4.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          .    Summary of other regulatory approvals and registrations.

G.   Attachments

     None

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                   EXHIBIT C
                              TECHNOLOGY TRANSFER
Scope:
-----

     To accomplish a transfer of the technology used by Novel to manufacture the FINISHED PRODUCTS, as that term is defined in the Manufacturing and Supply Agreement ("Supply Agreement") between Novel and Neuro-Biometrix dated November 1, 1997, to Neuro-Biometrix or a third-party designated by Neuro-Biometrix ("Transferee").

     A technology transfer will be coordinated by Ricci Smelser, R&D engineer at Novel, or Mr. Smelser's replacement. The technology transfer team will include:
Mr. Smelser, a manufacturing manager, a documentation specialist, a QA department representative, assemblers and/or technicians who assemble the FINISHED PRODUCTS, and other personnel as appropriate (e.g. manufacturing engineer & equipment department personnel.

     A technology Transfer will be "initiated" by Neuro-Biometrix when it informs Novel of the name of the Transferee. Transferee must agree in writing to keep all Novel Confidential Information confidential, not to use it for any products other than the FINISHED PRODUCTS, and take reasonable steps to maintain its confidentiality.

Commitments:
-----------

     1. Provide Transferee with current revisions of all Novel Component master, Novel Device Master (processes) and SOP documents used in the manufacture of the FINISHED PRODUCTS. Information found in Novel Component masters not related to the FINISHED PRODUCTS may be deleted.

     2. Provide Transferee with a copy of the FINISHED PRODUCTS Design History File and Device Master Record. Novel will maintain Device History Records for five years, per the MDD.

     3. Construct and calibrate (per Novel standard practice) equipment and fixtures per the options selected by Neuro-Biometrix.

     4. Supply FINISHED PRODUCTS as ordered by Neuro-Biometrix, per the Supply Agreement.

     5. Train Transferee personnel at Novel (max. 2 people for 10 days each). This training must begin within 14 days of Novel's indication to Neuro-Biometrix that Novel is ready to begin training.

     6. Transfer, install and setup all tooling and equipment to Transferee. Novel's ability to supply FINISHED PRODUCTS will end at this point unless tooling is duplicated for 2 site production.



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     7. Train Transferee at Transferee's location (5 days max.). This training must begin within 14 days of Novel's indication to Neuro-Biometrix that Novel is ready to begin training.

Fees and Terms:
--------------

     1.   Fees:  [***] Fee for technology transfer.  [***] to be paid at the
          ----
completion of: steps 1,2, 5, 6 & 7. All commitments will be complete within 90 days of initiation of the Technology Transfer, unless optional custom equipment is required by Neuro-Biometrix or the Transferee. If optional custom equipment is required, all commitments will be complete within 150 days of initiation of the Technology Transfer. If the Transferee is outside of the US, there will be an additional fee to be agreed upon by the parties.

     2.   Estimated Expenses/Required Equipment:  [***]. Expenses are
          -------------------------------------
billed as incurred on a monthly basis (net 30 days). Estimate does not include any client or Transferee facility expenses. Estimate does not include costs of duplicating FINISHED PRODUCT tooling (if manufacturing is continued at Novel following completion of Commitment 7). Purchase of Air Torch [***]. Estimate does not include any standard capital equipment (e.g. microscope, pouch sealer).

     3.   Estimated Optional Custom Equipment Costs:  [***]. Molding Press
          -----------------------------------------
[***], Fusing Machine [***]. Custom Equipment terms are 50% in advance and 50% billed upon shipment. Prices are FOB Novel. Crating and shipping charges are not included.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                                  September 30, 1999

BY FACSIMILE

Jon Kagan, President
Novel Biomedical, Inc.
13845 Industrial Park Blvd.
Plymouth, MN  55441

          Re:  Assignment of Manufacturing and Supply Agreement

Dear Mr. Kagan:

     This letter is in reference to the Manufacturing and Supply Agreement entered into by and between IntraEAR, Inc., formerly Neuro-Biometrix, Inc. ("IntraEAR") and Novel Biomedical, Inc. ("Novel") effective November 1, 1997 ("Supply Agreement").

     Durect Corporation ("Durect") and IntraEAR have executed an Asset Purchase Agreement dated September 24, 1999 ("Asset Purchase Agreement") for the acquisition by Durect of substantially all of the assets and business of IntraEAR ("Acquisition"). Under the Asset Purchase Agreement, IntraEAR has agreed to assign to Durect and Durect has agreed to take assignment of the Supply Agreement subject to Novel's written consent to such assignment.

     This letter confirms that Novel consents to IntraEAR's assignment of the Supply Agreement to Durect upon the closing of the Acquisition (currently anticipated to be October 1, 1999) subject to the following conditions:

     1. Payment shall have been received by Novel for all outstanding amounts due and payable by IntraEAR under the Supply Agreement as of October 1, 1999;

     2. Durect shall assume the obligations for the purchase order in effect as of the date of this letter; and

     3. Durect shall render payments under the Agreement within 30 days after the receipt of Novel's invoice. Durect shall be entitled to a reduction of [***] off the amount due for payments made within 10 days of the receipt of Novel's invoice.

     This consent by Novel shall be effective upon the receipt by Novel of payment for all outstanding amounts due and payable by IntraEAR under the Supply Agreement as of October 1, 1999.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     Please sign below to indicate Novel's acceptance of the foregoing and fax a copy back to my attention at (408) 777-3577.

     Please feel free to call me if you have any questions (408) 777-1419. Durect looks forward to working with Novel.

                                   Very truly yours,


                                   James E. Brown
                                   Chief Executive Officer

AGREED TO AND ACCEPTED
NOVEL BIOMEDICAL, INC.



By: __________________________
     Jon Kagan, President

Dated: ________________________



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.